Exhibit 16.1

April 14, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Chegg, Inc.'s Form 8-K dated April 14, 2026, and have the following comments:

1.We agree with the statements made in paragraphs two through four.
2.We have no basis on which to agree or disagree with the statements made in the ﬁrst, ﬁfth and sixth paragraph.

Yours truly,

/S/ DELOITTE & TOUCHE LLP